EXHIBIT 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman and Chief Executive Officer
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES ANNUAL MEETING RESULTS
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, MAY 23, 2008. Citizens First Bancorp, Inc. (“the Company”) (Nasdaq: CTZN), the holding company for Citizens First Savings Bank (“Citizens”), today announced the results of its annual stockholders’ meeting. At the annual meeting held May 22, 2008, the Company’s stockholders elected Dan L. DeGrow as a new member of Company’s board of directors. The stockholders also re-elected incumbent directors Ronald W. Cooley and Daniel G. Lockwood. Each of the three was elected for a three year term on the Company’s board of directors. The stockholders also ratified the appointment, by the Company’s Audit Committee, of BDO Seidman, L.L.P. as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and approved the Company’s Amended and Restated Employee Stock Purchase Plan, under which all of Citizens’ employees, except senior management, are eligible to participate.
     The new director, Dan L. DeGrow, age 54, has been the Superintendent of St. Clair County Regional Educational Service Agency (“RESA”) since January 1, 2003. RESA, which is one of 57 intermediate school districts in the State of Michigan, provides educational support services to St. Clair County’s seven K-12 public school districts. Prior to his position with RESA, Mr. DeGrow served for 20 years in the Michigan Senate. He was elected in 1998 to the position of Senate Majority Leader, a position he held until his retirement from the Michigan Senate in 2002. Mr. DeGrow is affiliated with the American Association of School Administrators, the Michigan Association of Intermediate School Administrators, the Michigan Association of School Administrators, the River Area Superintendents’ Association, the St. Clair County Bar Association, and the State Bar of Michigan. Mr. DeGrow currently serves or has served on the following committees and/or advisory boards: Governor Granholm’s Emergency Financial Panel; Greater Port Huron Chamber of Commerce; Lt. Governor Cherry’s Commission on Higher Education and Economic Growth; Mercy Hospital Strategic Planning Committee; Michigan Early Childhood Investment Corporation Executive Committee and Corporate Board; Michigan Workforce Policy Reinvention Project Advisory Committee; St. Clair County Community Services Body Steering Committee; and United Way of St. Clair County Board of Directors.
About Citizens First Bancorp, Inc.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 24 full service-banking centers in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties and a loan production office located in Southwestern Florida.